EXHIBIT 10.24

AMENDMENT SIX TO THE

1995 KEY EMPLOYEES’ STOCK OPTION PLAN OF

DUKE REALTY INVESTMENTS, INC.

This Amendment Six to the 1995 Key Employees’ Stock Option Plan of Duke Realty Investments, Inc. (“Plan”) is hereby adopted this 1st day of June, 2000 by Duke-Weeks Realty Corporation, f/k/a Duke Realty Investments, Inc. (“Company”).  Each capitalized term not otherwise defined herein has the meaning set forth in the Plan.

WITNESSETH:

WHEREAS, the Company adopted the Plan for the purposes set forth therein; and

WHEREAS, pursuant to Section 4.1 of the Plan, the Company has reserved the right to amend the Plan with respect to certain matters by action of the board of directors of the Company (“Board of Directors”) or the Executive Compensation Committee of the Board of Directors (“Committee”); and

WHEREAS, the Committee has determined to amend Sections 3.8 and 3.9 of the Plan to change the age of retirement thereunder to age fifty-five (55) and to permit optionees who retire to exercise their options at any time over the remaining term thereof; and

WHEREAS, the Committee has approved and authorized this Amendment Six to the Plan;

NOW, THEREFORE, pursuant to the authority reserved to the Committee under Section 4.1 of the Plan, the Plan is hereby amended, effective with respect to all options outstanding as of June 1, 2000 and all options granted after that date, in the following particulars:

1.                             By substituting the following for Section 3.8 of the Plan:

“3.8         Vesting on Change in Control or Death, Retirement or Disability of Optionee.  Notwithstanding the provisions of Section 3.7, in the event of a Change in Control of the Company or upon the death, Permanent and Total Disability or retirement on or after attaining age fifty-five (55) of the optionee, any options granted under this Plan may be exercised in full without regard to any restrictions on the vesting of the options contained in the option agreement between the Company and the optionee.”

1.                             By substituting the following for Section 3.9(a):

“(a)         Termination of Employment.  All rights to exercise an option shall terminate ninety (90) days after the effective date of the optionee’s termination of employment with the Company and its Subsidiaries, but not later than the date the option expires pursuant to its terms, unless such termination is For Cause or is on account of the Permanent and Total Disability, death or retirement of the optionee on or after attaining age fifty-five (55).  Transfer of employment from the Company to a Subsidiary, or vice versa, or from one Subsidiary to another, shall not be deemed a termination of employment.  The Committee shall have the authority to determine in each case whether a leave of absence on military or government service shall be deemed a termination of employment for purposes of this subsection (a).”

1.                             By substituting the following for Section 3.9(d) of the Plan:

“(d)         Committee Discretion to Extend Time for Exercising Option.  If an optionee’s employment terminates, for any reason other than (i) retirement on or after attaining age fifty-five (55), or (ii) For Cause, the Committee may, in its sole discretion, grant an extension of the period of time specified in subsections (a) and (c) for exercising an option, but not later than the date the option expires pursuant to its terms.  During such extended period, subject to the limitations of this Plan and the option agreement between the Company and the optionee, the optionee, his guardian, attorney-in-fact or personal representative, as the case may be, may exercise the option in full.  Notwithstanding the foregoing, in the case of an ISO, such option shall be exercisable as an ISO only during the three (3) month period following the optionee’s termination of employment (for reasons other than Total and Permanent Disability, in which case the option may be exercised as an ISO for a period of twelve (12) months) and in no event later than the date specified in the stock option agreement.  During the remainder of such extended period, the option may be exercised as an NSO.”

1.                             By adding the following new subsection (e) to Section 3.9:

“(e)         Retirement.  If an optionee’s employment terminates due to retirement on or after attaining age fifty-five (55), the optionee shall have the right to exercise his option at any time during the remaining term thereof.  During such period, subject to the limitations of this Plan and the option agreement between the Company and the optionee, the optionee may exercise the option in full.  If the optionee dies during such period, the right to exercise the options shall continue until the date the option expires pursuant to its terms.  Notwithstanding the foregoing, in the case of an ISO, such option shall be exercisable as an ISO only during the three (3) month period immediately following the optionee’s retirement.  During the remainder of the option term, the option may be exercised as an NSO.”

All other provisions of the Plan shall remain the same.

IN WITNESS WHEREOF, Duke-Weeks Realty Corporation, f/k/a Duke Realty Investments, Inc., by its officers thereunder duly authorized, has executed this Amendment Six to the 1995 Key Employees’ Stock Option Plan of Duke Realty Investments, Inc. this 1st day of June, 2000, but effective as of the date specified herein.